Exhibit 2.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Allied Integral United, Inc., and the name of the corporation being merged into this surviving corporation is AIU Special Merger Company, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Allied Integral United, Inc., a Delaware corporation.

FOURTH: The amendments or changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger (which amendments or changes may amend and restate the certificate of incorporation of the surviving corporation in its entirety), are as follows:

A.	To change the name of the Corporation.

B.	The total number of shares of the authorized capital stock of the Corporation shall be reduced to 1,000 shares of common stock, par value $0.01 per share.

C.	The Corporation shall not have any other class of capital stock.

D.	The certificate of incorporation of the surviving corporation, as so amended shall read in its entirety as follows:

FIRST. The name of the corporation is Clearday Operations, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc,

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock, par value $.01 per share (the “Common Stock”).

FIFTH. Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by statute or this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as may be exercised or done by the Corporation.

SIXTH. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with applicable law or this Certificate of Incorporation.

SEVENTH.

1. Indemnification.

(a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

2. Expenses. Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Seventh.

3. Non-Exclusive Remedy; Insurance. The indemnification and other rights set forth in this Article Eighth shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article Seventh and applicable law, including the DGCL.

4. Limited Liability of Directors. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a) For any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) Under Section 174 of the DGCL; or

(d) For any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. as so amended.

5. Enforceability. Neither the amendment nor repeal of this Article Seventh nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article Seventh if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

EIGHTH. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the laws of the State of Delaware and, subject to the terms of this Certificate of Incorporation. all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

FIFTH: The merger is to become effective at 6:00 p.m. Eastern Time on September 9, 2021.

SIXTH: The Agreement of Merger is on file at c/o Clearday, Inc., 8800 Village Drive, Suite 106, San Antonio, Texas 78217, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 9th day of September, 2021.

By:	/s/ James T. Walesa
Name:	James T. Walesa
Title:	Chairman and Chief Executive Officer